UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a- 6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2
THE ENSIGN GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

o	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total Fee Paid:

o	Fee paid previously with preliminary materials.

o
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule, or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
PROPOSAL 1: ELECTION OF TWO DIRECTORS
PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
OTHER MATTERS
AVAILABLE INFORMATION

THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691
 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 26, 2011
 TO THE STOCKHOLDERS OF THE ENSIGN GROUP, INC.:
 The annual meeting of the stockholders (the “Annual Meeting”) of The Ensign Group, Inc. (the “Company”) will be held at the Company's Southland Care Center and Home facility, located at 11701 Studebaker Road in Norwalk, California 90650 on Thursday, May 26, 2011. The Annual Meeting will convene at 10:00 a.m. PDT, to consider and take action on the following proposals:

(1) to elect the following two nominees, Mr. Roy E. Christensen and Mr. John G. Nackel to the Board of Directors to serve until the annual meeting of the Company in 2014 or until a successor has been appointed and is qualified;

(2) to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011;

(3) to conduct an advisory vote on executive compensation;

(4) to conduct an advisory vote on the frequency of an advisory vote on executive compensation; and

(5) to transact such other business as may properly come before the meeting.

ONLY OWNERS OF RECORD OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK AS OF THE CLOSE OF BUSINESS ON APRIL 13, 2011 (THE “RECORD DATE”) WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. EACH SHARE OF COMMON STOCK IS ENTITLED TO ONE VOTE.

The Company's Proxy Statement is attached hereto. Financial and other information concerning the Company is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE ATTENDANCE AT AND VOTE OF EACH STOCKHOLDER AT THE ANNUAL MEETING IS IMPORTANT, AND EACH STOCKHOLDER IS ENCOURAGED TO ATTEND. TO ASSURE THAT YOUR VOTE IS COUNTED, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

THE ENSIGN GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
CHRISTOPHER R. CHRISTENSEN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Mission Viejo, California
Dated: April 22, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 26, 2011:

THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT HTTP://WWW.CFPPROXY/6359

THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691

Proxy Statement
For the Annual Meeting of Stockholders
to be Held on May 26, 2011

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Ensign Group, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at the Company's Southland Care Center and Home facility, located at 11701 Studebaker Road, Norwalk, California 90650 at 10:00 a.m. PDT, on Thursday, May 26, 2011 (the “Annual Meeting”). Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. When used in this Proxy Statement, the terms “we,” “us,” “our,” or the “Company” refer to The Ensign Group, Inc. and its subsidiaries; however, The Ensign Group, Inc. is a holding company and each of the facilities and operations referenced herein is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these facilities are operated by the same entity.

THIS PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND FORM OF PROXY ARE FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT April 22, 2011.

At the Annual Meeting, the stockholders of the Company will be asked to vote on four proposals. Proposal 1 is the annual election of directors to serve on our Board of Directors. Proposal 2 is to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011. Proposal 3 is an advisory vote on executive compensation. Proposal 4 is an advisory vote on the frequency of an advisory vote on executive compensation.

A proxy for use at the Annual Meeting is enclosed. Any stockholder who executes and delivers such proxy has the right to revoke it any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted FOR the proposal in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board's view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000 plus out-of-pocket expenses, all of which would be paid by the Company.

Record Date and Quorum Requirements

April 13, 2011 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 20,898,838 shares of the Company's common stock, par value $0.001 per share (the “Common Stock”), were issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote. The Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm and approval on an advisory basis of executive compensation will require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The advisory vote on the frequency of an advisory vote on executive compensation will be determined by a plurality of the votes cast. Abstentions and broker non-votes as to the election of directors and the advisory vote on the frequency of an advisory vote on executive compensation will not affect the election of the candidates receiving the plurality of votes. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. In determining whether Proposals 2 and 3 have received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against the proposals. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposals 2 and 3 and will not be counted as votes for or against Proposal 2 or 3. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the nominees. Properly executed, unrevoked proxies will be voted FOR Proposals 2 and 3 unless a vote against such proposal or abstention is specifically indicated in the proxy. Unless instructed to the contrary, the shares represented by proxies will be voted FOR a triennial advisory vote on executive compensation.

PROPOSAL 1: ELECTION OF TWO DIRECTORS
 General

Our amended and restated certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms and each class as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Messrs. Roy E. Christensen and John G. Nackel have been designated Class I directors, and their term expires at the Annual Meeting. Messrs. Christopher R. Christensen and Van R. Johnson have been designated Class II directors, and their term expires at the annual meeting of the stockholders to be held following the 2011 fiscal year. Dr. Antoinette Hubenette and Mr. Thomas A. Maloof have been designated Class III directors, and their term expires at the annual meeting of the stockholders to be held following the 2012 fiscal year.

On the recommendation of the nomination and corporate governance committee, our Board of Directors, including its independent directors, selected and approved Messrs. Roy E. Christensen and John G. Nackel as nominees for election in Class I, the class being elected at the Annual Meeting, to serve for a term of three years, expiring at the annual meeting of the stockholders to be held following the 2013 fiscal year or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Mr. Roy E. Christensen and Mr. John G. Nackel currently serve as members of our Board of Directors and have agreed to serve if elected. Management has no reason to believe that they will be unavailable to continue to serve. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. This proxy cannot be voted for a greater number of persons than two.

Directors and Nominees

The following table and biographical information sets forth certain information with respect to the nominees for election as well as the continuing directors whose terms expire at the annual meeting of stockholders in 2012 and 2013. The information is current as of March 31, 2011. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Position with the Company	Age	Director Since

Roy E. Christensen	Chairman of the Board	77	1999
Christopher R. Christensen	President, Chief Executive Officer and Director	42	1999
Dr. Antoinette Hubenette	Director	62	2003
Thomas A. Maloof	Director	59	2000
John G. Nackel	Director	59	2008
Van R. Johnson	Director	66	2009
 Nominees for Election to the Board of Directors

Roy E. Christensen has served as our Chairman of the Board since 1999 and currently serves on the Board's quality assurance and compliance committee. He served as our Chief Executive Officer from 1999 to April 2006. He is a 49-year veteran of the long-term care industry, and was founder and Chairman of both Beverly Enterprises, Inc., a healthcare company, and GranCare, Inc. (which later merged into Mariner Post-Acute Network, Inc.) a healthcare company. In 1994, he founded Covenant Care, Inc., a successful long-term care company, and served as its Chairman and Chief Executive Officer from 1994 to 1997. He was Chairman of GranCare, Inc. from 1988 to 1993, and Chief Executive Officer of GranCare, Inc. from 1988 to 1991. He was a member of President Nixon's Healthcare Advisory Task Force on Medicare and Medicaid, and spent four years as a member of the Secretary of Health, Education and Welfare's Advisory Task Force during the Nixon Administration. We believe that Mr. Christensen's vital role in founding our company, his extensive experience in the skilled nursing industry and his proven leadership and business skills support the conclusion that he should serve as one of our directors. Mr. Christensen is the father of our CEO, Christopher R. Christensen.
John G. Nackel, Ph.D. has served as a member of our Board of Directors since his election to the Board in June 2008. He currently serves as Chairman of the Board's compensation committee and Chairman of the nominating and corporate governance committee, and also serves on the Board's audit committee and special investigation committee. Mr. Nackel is currently the Chief Executive Officer of OptumInsight Consulting, a division of United Health Group. OptumInsight Consulting serves the payer, provider, life science and government sectors with strategy, performance improvement, clinical performance and information technology and capital services. He has been in the Chief Executive Officer of OptumInsight Consulting since October 2009. Mr. Nackel is a 25-year veteran of the long-term care industry, where he advised health care companies in his role as a global managing director of Ernst & Young LLP's Healthcare Consulting business unit and New Ventures unit. In May 2007 he founded and began serving as Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC, a healthcare consulting company dedicated to helping emerging healthcare and medical technology companies develop and implement successful strategies for growth, efficiency and capital. Mr. Nackel was President and Chief Executive Officer of Salick Cardiovascular Centers, Inc. from January 2006 to February 2007 and Executive Vice President of U.S. Technology from November 2003 to May 2005. During his career, Mr. Nackel has also served as an executive, board member or chairman of several privately held start-ups and emerging companies, including HealthTask, ConnectedHealth, NetStrike, and Sertan, Inc. He earned his bachelor's degree at Tufts University, master's degrees in public health and industrial engineering at the University of Missouri, and a Ph.D. in industrial engineering (health systems design) at the University of Missouri. He is a fellow of the American College of Healthcare Executives (FACHE) and the Healthcare Information and Management Systems Society (HIMSS). He is a senior member of the Institute of Industrial Engineers (IIE). We believe that Mr. Nackel's extensive experience as a consultant and an advisor to healthcare companies, his extensive board and management experience and his valuable leadership and management insights support the conclusion that he should serve as one of our directors.

Continuing Directors for Term Ending Upon the 2012 Annual Meeting of Stockholders

Christopher R. Christensen has served as our President since 1999 and our Chief Executive Officer since April 2006. Mr. Christensen has concurrently served as a member of our Board of Directors since 1999 and currently sits on the Board's quality assurance and compliance committee. Prior to joining Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. Mr. Christensen has overseen our company and its growth since our inception in 1999. We believe that Mr. Christensen's important role in the history and management of our company and its affiliates and his leadership and business skills, including his current position as Chief Executive Officer, support the conclusion that he should serve as one of our directors. Mr. Christensen is the son of our Chairman of the Board, Mr. Roy E. Christensen.

Van R. Johnson has served as a member of our Board of Directors since his election to the Board in July 2009. He currently serves on the Board's audit, compensation, quality assurance and compliance, nomination and corporate governance and special investigation committees. He is a 38-year veteran of the healthcare industry, from which he retired in 2004. Mr. Johnson served as a member of the board of directors of VISICU, Inc., a publicly-traded healthcare information technology company, from August 2007 until February 2008 when VISICU was acquired by Philips Holding USA Inc., a subsidiary of Koninklijke Philips Electronics. Prior to his retirement in 2004, Mr. Johnson served for 11 years as the President and Chief Executive Officer and 12 years as a Regional Executive of Sutter Health, a non-profit hospital system with hospitals, skilled nursing facilities and other healthcare operations in California and Hawaii. Mr. Johnson also served for 13 years in various positions at Intermountain Healthcare based in Salt Lake City, Utah. Mr. Johnson earned a bachelor's degree at Brigham Young University and a Masters in Healthcare Administration from the University of Minnesota. We believe that Mr. Johnson's extensive board and executive-level management experience and his valuable leadership and management insights support the conclusion that he should serve as one of our directors.

Continuing Directors for Term Ending Upon the 2013 Annual Meeting of Stockholders

Antoinette T. Hubenette, M.D. has served as a member of our Board of Directors since June 2003. She currently serves as Chairperson of the Board's quality assurance and compliance committee, and also serves on the Board's compensation, nomination and corporate governance and special investigation committees. Dr. Hubenette is a practicing physician and the former President of Cedars-Sinai Medical Group in Beverly Hills, California. She has been on the staff at Cedars-Sinai Medical Center since 1982. She has served as a director of First California Bank, and its predecessor, Mercantile National Bank, since 1998, and she has served on the board of directors of Cedars-Sinai Medical Care Foundation and GranCare, Inc. (which was later merged into Mariner Post-Acute Network, Inc.). She is a member of numerous medical associations and organizations. We believe that Dr. Hubenette's extensive board experience, management experience in the healthcare industry and her proven leadership and business capabilities support the conclusion that she should serve as one of our directors.

Thomas A. Maloof has served as a member of our Board of Directors since 2000. He currently serves as Chairman of the Board's audit committee and also serves on the Board's compensation, nomination and corporate governance and special investigation committees. He served as Chief Financial Officer of Hospitality Marketing Concepts from 2000 to August 2005, and prior to that he served as President of Alfigen, Inc., a genetic services provider. He has also served as a director of PC Mall, Inc., a direct marketing company, since 1998 and Farmer Brothers Co., a manufacturer and distributor of coffee and spices, since 2003, both of which are listed on the NASDAQ Global Select Market. We believe that Mr. Maloof's tenure as Chief Financial Officer of Hospitality Marketing Concepts, his valuable leadership and management insights and his financial expertise support the conclusion that he should serve as one of our directors.

Affirmative Determinations Regarding Director and Nominee Independence

Our Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules: Dr. Antoinette T. Hubenette and Messrs. Thomas A. Maloof, John G. Nackel and Van R. Johnson.

In this Proxy Statement, the aforementioned directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” The Independent Directors intend to meet in executive sessions at which only Independent Directors will be present in conjunction with each regularly scheduled meeting of the Board of Directors.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board has determined that having the Company's Chief Executive Officer not serve as Chairman is in the best interest of the Company's stockholders at this time. However, the Board has determined that having the Company's former Chief Executive Officer serve as the Chairman makes the best use of the former Chief Executive Officer's extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company's management and the Board.
 Meetings and Committees of the Board of Directors

During the year ended December 31, 2010, our Board of Directors met five times and all Board members attended at least 75 percent of the meetings of our Board and the meetings of any of our Board committees on which they served. Our Board of Directors and its committees also acted by way of various unanimous written consents during the year ended December 31, 2010.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. At the 2010 Annual Meeting, five of the six members of the Board of Directors were in attendance and we expect that at least a majority of our Board of Directors will attend the 2011 Annual Meeting.

Our Board of Directors has an audit committee, a compensation committee, a nomination and corporate governance committee, quality assurance and compliance committee and special investigation committee. Each committee has a written charter. Copies of the charters for the audit committee, the compensation committee and the nomination and corporate governance committee are posted on our web site at http://www.ensigngroup.net under the Investor Relations section. In addition, the compensation committee and the Board of Directors meet, at times, without management present.

Compensation Committee.   Our compensation committee currently consists of Messrs. Thomas A. Maloof, John G. Nackel and Van R. Johnson and Dr. Antoinette T. Hubenette. Mr. Nackel serves as chairman of the compensation committee. All members of the compensation committee are independent directors, as defined in the NASDAQ Stock Market listing standards. Our compensation committee held six meetings in 2010. The primary functions of this committee include:

•	developing and reviewing policies relating to compensation and benefits;

•	determining or recommending to our Board of Directors the cash and non-cash compensation of our executive officers;

•	evaluating the performance of our executive officers and overseeing management succession planning;

•	administering or making recommendations to our Board of Directors with respect to the administration of our equity-based and other incentive compensation plans; and

•	overseeing the preparation of the Compensation Discussion and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.

The compensation committee has not delegated any powers or authority to the Chief Executive Officer or any other executive officer of the Company in determining executive officer compensation. Our compensation committee did not retain the services of a consulting firm in 2010. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” section below.

Audit Committee.   Our audit committee consists of Messrs. Thomas A. Maloof, John G. Nackel and Mr. Van R. Johnson. Mr. Maloof serves as chairman of the audit committee. All members of the audit committee are independent directors, as defined in the NASDAQ Stock Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Our audit committee held six meetings in 2010. Each member of our audit committee can read, and has an understanding of, fundamental financial statements. Our Board of Directors has determined that Mr. Maloof qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. This designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Maloof's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Maloof any duties, obligations or liability that are greater than those generally imposed on him as a member of our audit committee and our board of directors, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors. The primary functions of this committee include overseeing:

•	the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;

•	the functioning of our internal controls;

•
procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	the approval of our transactions with related persons;

•	pre-approving all audit and permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;

•	the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements;

•	the company's legal compliance programs and any legal or regulatory matters that may have a material impact on the Company's financial statements; and

•	the portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

Both representatives of our independent registered public accounting firm and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Nomination and Corporate Governance Committee.   Our nomination and corporate governance committee consists of Messrs. John G. Nackel, Thomas A. Maloof and Dr. Antoinette T. Hubenette. Mr. Nackel serves as the chairman of the nomination and corporate governance committee. All members of the nomination and corporate governance committee are independent directors, as defined in the NASDAQ Stock Market listing standards. Our nomination and corporate governance committee held four meetings in 2010. The primary functions of this committee include:

•	assisting the Board of Directors in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board are expected to possess;

•	identifying and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and our nomination and corporate governance committee;

•
selecting, or recommending that our Board selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board occurring between annual meetings of stockholders;

•	management succession planning; and

•	developing, recommending to our Board, and assessing corporate governance policies for us.

Quality Assurance and Compliance Committee.   Our quality assurance and compliance committee is comprised of Messrs. Roy E. Christensen, Christopher R. Christensen, Van R. Johnson and Dr. Antoinette T. Hubenette. Dr. Hubenette currently serves as the chairperson of this committee. The functions of this committee include:

•
overseeing the promulgation, and the updating from time to time as appropriate, of a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility;

•	designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;

•	ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;

•	establishing lines of communication for escalating compliance and quality control issues to our quality assurance and compliance committee and our Board;

•	establishing a system for internal monitoring and auditing of compliance and quality control issues; and

•	causing our officers to respond, as appropriate, to compliance and quality control issues and to take effective corrective action.

Special Investigation Committee. In September 2010, the Board of Directors appointed a special committee consisting solely of “independent directors” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. The membership of the special committee includes all of the independent directors of our Board of Directors. Messrs. Van R. Johnson and John G. Nackel serve as co-chairmen of the special committee. The special committee was formed to represent the Board's, the Company's and the stockholders' interests in addressing allegations and related matters arising from or in connection with the investigation being conducted by the Department of Justice (DOJ). The special committee has been empowered to act on behalf of the Board of Directors with respect to these matters, and has, among other things, retained independent legal counsel and other third-party consultants to facilitate its work. The Board's quality assurance and compliance committee has been monitoring our response with respect to the DOJ investigation prior to the appointment of this special committee, and is expected to continue working with the Board of Directors, the special committee and management to facilitate the resolution of the matter. The special committee will dissolve at the time the DOJ investigation is concluded, or such earlier time as the Board of Directors determines that it is no longer necessary.

Board Role in Risk Oversight

Our Board of Directors is responsible for overseeing the Company's management of risk. The Board strives to effectively oversee the Company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders. The Board of Directors understands that its focus on effective risk oversight is critical to setting the Company's tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company's risk philosophy by having discussions with management to establish a mutual understanding of the Company's overall appetite for risk. Our Board of Directors maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company's most significant risk exposures. Our Board expects frequent updates from management about the Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our audit committee periodically discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. Our compensation committee helps the Board to identify the Company's exposure to any risks potentially created by our compensation programs and practices. Our nominating and corporate governance and quality assurance and compliance committees oversee risks relating to the Company's corporate compliance programs and assist the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

 The Company's Director Nomination Process

As indicated above, our nomination and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nomination and corporate governance committee charter, which is available at our website at www.ensigngroup.net, these criteria include the candidate's personal and professional integrity, the candidate's financial literacy or other professional or business experience relevant to an understanding of the Company and its business, the candidate's demonstrated ability to think and act independently and with sound judgment, and the candidate's ability to be effective, in conjunction with other members or nominees of the Board of Directors in collectively serving the long-term interests of the Company and its stockholders. Our nomination and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nomination and corporate governance committee then selects, or recommends that our Board of Directors select, the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nomination and corporate governance committee charter requires that the governance committee consider each candidate's qualities and skills and our nomination and corporate governance committee considers each candidate's background, diversity, ability, judgment, skills and experience in the context of the needs and current make up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the healthcare and skilled nursing industries. These considerations help the Board of Directors as a whole to have the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nomination and corporate governance committee annually reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the nomination and corporate governance committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nomination and corporate governance committee will consider nominees for the Board recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company's next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, Nomination and Corporate Governance Committee, care of the Corporate Secretary of the Company, by the deadline for stockholder proposals set forth in the Company's last proxy statement, specifying the information set forth in the nomination and corporate governance committee charter. All such recommendations will be brought to the attention of the nomination and corporate governance committee, and the nomination and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders.   Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our amended and restated bylaws. In order for a stockholder's director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which public disclosure of the date of the meeting was made by the corporation, whichever occurs first. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 3.02 of our amended and restated bylaws.

 Director Compensation

Our Chairman of the Board currently receives an annual retainer of $100,000; and each of our non-employee directors currently receives an annual retainer of $30,000. In addition, the chairman of the audit and quality assurance and compliance committees receives an annual retainer of $30,000 and the chairman of the compensation and nominating and corporate governance committees receives an annual retainer of $5,000. Each member of the audit and quality assurance and compliance committees receive an annual retainer of $15,000. Each Board member receives $1,500 for each Board, compensation, nominating and corporate governance and special investigation committee meetings the director physically attends and $500 for each Board, compensation, nominating and corporate governance and special investigation committee meeting attended telephonically if greater than twenty minutes.

In addition, under the terms of our 2007 Omnibus Incentive Plan, each non-employee director who is elected to a three-year term receives an automatic stock grant for 1,000 shares of common stock, on the date he or she is appointed, elected or re-elected (Automatic Stock Grant Program). In addition, on a quarterly basis, each non-employee director elected to a three-year term receives an automatic stock grant of 1,000 shares on the 15th day of the month subsequent to quarter end. Directors elected to fill less than a three-year term will receive a pro rata stock award. Pursuant to the Automatic Stock Grant Program, Board members receiving stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her.

The following table sets forth a summary of the compensation earned by our non-employee directors in 2010. Directors who are our employees do not receive any additional compensation for their service as directors.

Director Compensation - 2010

	Fees	Stock	All Other
	Earned	Awards	Compensation		Total
Name	($)	($)(1)	($)		($)

Roy E. Christensen	100,000	—	14	(2)	100,014
Antoinette T. Hubenette	84,556	53,294	—		137,850
Thomas A. Maloof	76,500	53,294	—		129,794
John G. Nackel	71,500	47,217	—		118,717
Van R. Johnson	68,694	70,790	—		139,484

(1)
This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2010 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation.  Dr. Hubenette and Mr. Maloof each received three grants of 667 stock awards on January 15, 2010, April 15, 2010 and July 15, 2010, respectively and one grant of 1,000 stock awards on October 15, 2010. Mr. Nackel received four grants of 667 stock awards on January 15, 2010, April 15, 2010, July 15, 2010 and October 15, 2010, respectively. Mr. Johnson received four grants of 1,000 stock awards on January 15, 2010, April 15, 2010, July 15, 2010 and October 15, 2010, respectively. The fair value of these options on the grant dates were $17.39 on January 15, 2010, $17.29 on April 15, 2010, $17.86 on July 15, 2010 and $18.25 on October 15, 2010, respectively. Compensation expense was recognized in full on the date these awards were granted as they were fully vested upon grant. As of December 31, 2010, Dr. Hubenette and Mr. Maloof each held options to purchase 12,000 shares of common stock and Mr. Nackel held stock options to purchase 24,000 shares of common stock.

(2)	Consists of term life insurance and accidental death and dismemberment insurance payments of $14.

Communications with Directors

Stockholders who would like to send communications to our Board may do so by submitting such communications to Gregory K. Stapley at The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Gregory K. Stapley will then distribute such information to our Board of Directors for review.

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at www.ensigngroup.net under the Investor Relations section.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2011. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2010 and 2009:

	2010	2009

Audit Fees(1)	$943,145	$953,529
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,200	2,200

Total	$945,345	$955,729

(1)
Audit Fees consist principally of fees for the audit of our financial statements and internal controls under the Sarbanes-Oxley Act of 2002, and review of our financial statements included in our Quarterly Reports on Form 10-Q, as well as fees incurred in connection with the preparation and filing of registration statements with the Securities and Exchange Commission.

(2)	These amounts represent subscription fees paid to Deloitte for use of an accounting research tool during the years ended December 31, 2010 and 2009.
 Pre-Approval Policies

Our audit committee approved all audit, audit-related, tax and other services performed by our independent registered public accounting firm during the years presented. The audit committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the audit committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the audit committee is required. Specific pre-approval of services is considered at the regular meetings of the audit committee. The policy delegates authority to the Chairman of the audit committee to grant specific pre-approval between regularly scheduled audit committee meetings for audit services not to exceed $50,000 and non-audit services not to exceed $25,000. The policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the audit committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company's ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our audit committee has reviewed and discussed with our management our audited consolidated financial statements and the establishment and maintenance of internal controls over financial reporting and has discussed with our independent registered public accounting firm the matters required to be discussed by Professional Standards Vol. 1. AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Rule 2-07 of Regulation S-X (Communication with Audit Committees).

Our audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence).

Our audit committee has also considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors' independence.

Based on its review, our audit committee recommended to our Board of Directors that the audited financial statements for the Company's year ended December 31, 2010 be included in our Annual Report on Form 10-K for its year ended December 31, 2010, which was filed on February 16, 2011.

Submitted by:

Thomas A. Maloof (Chair)
Van R. Johnson
John G. Nackel
Members of the Audit Committee

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011.

EXECUTIVE OFFICERS

The following table presents information regarding our current executive officers:

Name	Age	Position

Christopher R. Christensen	42	President, Chief Executive Officer and Director
Suzanne D. Snapper	37	Chief Financial Officer
Gregory K. Stapley	51	Executive Vice President and Secretary
Beverly B. Wittekind	46	Vice President and General Counsel
Covey Christensen	37	President, The Flagstone Group, Inc.

Information on the business background of Christopher Christensen is set forth above under “Directors and Nominees.”

Suzanne D. Snapper has served as our Chief Financial Officer since August 2009, and previously served as our Vice President of Finance since joining Ensign in 2007. As Vice President of Finance, Ms. Snapper played a key role in taking the company public in 2007. She also oversaw the implementation of Ensign's internal controls over financial reporting. Prior to joining the Company, she worked from 1996 to April 2007 as an accountant with KPMG LLP, where her practice included providing audit services for public companies in the technology, transportation and quick serve restaurant industries. Ms. Snapper is a certified public accountant. She holds a B.A. in Accounting from California State University, Fullerton.

Gregory K. Stapley has served as our Executive Vice President and Secretary since November 2009, and as our Secretary since January 2006. He also served as our Vice President, General Counsel and Assistant Secretary since joining Ensign shortly after our inception in 1999. Mr. Stapley previously served as General Counsel for the Sedgwick Companies, an Orange County-based manufacturer, wholesaler and retailer with 192 retail outlets across the United States, where he was responsible for all of that company's legal affairs, site acquisitions and developer relations. Prior to that, Mr. Stapley was a member of the Phoenix law firm of Jennings, Strouss & Salmon PLC, where his practice emphasized real estate and business transactions, and federal, state and local government relations.

Beverly B. Wittekind has served as our Vice President and General Counsel since November 2009, replacing Mr. Stapley in that role, and previously served as our Corporate Compliance Officer and as Vice President and General Counsel of our wholly-owned subsidiary, Ensign Facility Services, Inc., which operates our Service Center, since 2002. Prior to joining the Company, she worked at Vista Hospital Systems, a non-profit hospital system based in Corona, California, where she served as General Counsel, Chief Compliance Officer and Vice-President of Risk and Litigation Management. Ms. Wittekind is a graduate of the University of Notre Dame Law School and began her career in private practice at Snell & Wilmer and was a partner in the firm Doyle, Winthrop, Oberbillig and West, both in Phoenix, Arizona, where she specialized in the defense of healthcare providers in medical malpractice litigation.

Covey Christensen has served as President of our subsidiary, The Flagstone Group, Inc., which oversees the operation of 15 facilities in Southern California and three in Colorado, since February 2008. He had previously served as the CEO and Administrator of the Company's flagship facility, Southland Care Center & Home, since 2004. From 1999 until 2004, Mr. Covey Christensen served as the administrator in three of our facilities. He holds a B.S. in Accounting from Brigham Young University, and was an accountant with PricewaterhouseCoopers LLP before joining Ensign in 1999.

Christopher Christensen and Covey Christensen are sons of Roy Christensen.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Christopher R. Christensen, Suzanne D. Snapper, Gregory K. Stapley, Beverly B. Wittekind and Covey C. Christensen (“Named Executive Officers”).
 Compensation Policy and Objectives

We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, should be based upon the value each executive officer provides to our company, and should be designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be directly related to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board of Directors and compensation committee that the total compensation program for executive officers should consist of the following:

•	Base salary;

•	Annual and other short-term cash bonuses;

•	Long-term incentive compensation; and

•	Certain other benefits.
The compensation committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our executive officers to take unnecessary risks in managing their respective business divisions or functions. As discussed above, a substantial portion of our executive officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive's annual incentive compensation award, such as positive survey results, clinical quality standards, positive patient feedback and feedback from other employees regarding such executives' performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the compensation committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.

In establishing our executive compensation packages, the compensation committee has historically reviewed compensation packages of executives of companies in the skilled nursing industry based on publicly available information. Our compensation committee has the sole authority to retain and terminate the services of a compensation consultant who reports to the compensation committee. In 2009, our compensation committee engaged Steven Hall & Partners, a national consulting firm, to assist it in assessing industry comparability and competitiveness of our executive compensation packages to assist the compensation committee in establishing, developing and validating our executive compensation and incentive programs . The compensation committee determined that it had sufficient information to make its own assessments regarding industry comparability and competitiveness of our executive compensation packages for 2010 and elected not to engage a compensation consultant in 2010. The compensation committee may determine to engage a compensation consultant in the future.

Principal Economic Elements of Executive Compensation

Base Salary.   We believe it is important to pay our executives' salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We have historically validated our compensation decisions by comparing the compensation of executives at other public companies in the skilled nursing industry to the compensation of our executives. Our compensation committee reviewed the published compensation of the named executive officers of National Healthcare Corporation, Sun Healthcare Group, Inc., Kindred Healthcare, Inc. and Skilled Healthcare Group, Inc. We believe that the base salaries and the total compensation of our executives are comparable to the median base salaries and median total compensation of executives with similar positions at comparable companies. Each of our executive's base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The compensation committee considered each of these factors in determining the compensation each executive would be paid in 2010. We may elect to change this practice in future years, and the compensation committee employed a compensation consultant to examine the company's compensation practices in 2009. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors and others recommended by any compensation consultants, if any. Our compensation committee makes decisions regarding base salary at the time the executive is hired and makes decisions regarding any changes to base salary on an annual basis.

Annual Cash Bonuses.   We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance. In the first quarter of each year, our compensation committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. This formula is based upon annual income before provision for income taxes. Our compensation committee established the following formula for the 2010 bonus pool:

Annual Income Before Provision for Income Taxes (“EBT”) in 2010	Bonus Pool

For EBT up to $30 million	$—
For EBT greater than $30 million, but less than $40 million	EBT between $30 million and $40 million * 2.5%
For EBT greater than $40 million, but less than $44 million	$0.25 million + (amount of EBT between $40 million and $44 million * 5.0%)
For EBT greater than $44 million, but less than $48 million	$0.45 million + (amount of EBT between $44 million and $48 million * 7.5%)
For EBT greater than $48 million, but less than $52 million	$0.75 million + (amount of EBT between $48 million and $52 million * 10.0%)
For EBT greater than $52 million, but less than $56 million	$1.15 million + (amount of EBT between $52 million and $56 million * 12.5%)
For EBT greater than $56 million	$1.65 million + (amount of EBT greater than $56 million * 15.0%)

In the first quarter of the subsequent year, our compensation committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the compensation committee's perceptions of each participating executive's contribution to both our clinical and financial performance during the preceding year, and value to the organization going forward. The financial measure that our compensation committee considers is our annual income before provision for income taxes. The clinical measures that our compensation committee considers include our success in achieving positive survey results and the extent of positive patient and resident feedback. Our compensation committee also reviews and considers feedback from other employees regarding the executive's performance. Our compensation committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula. For 2010, the compensation committee did not cap the executive bonus pool. Based upon the predetermined formula, the bonus pool for 2010, taking into account a positive adjustment for the Company's clinical performance of $224,456 was $3,430,976. The positive adjustment to the executive bonus pool was determined by the compensation committee at its discretion based on quality-of-care measures achieved by the Company, including positive survey results, facility star ratings issued by the states in which we operate and other quality-of-care indicators. Bonuses for 2010 performance, including the positive adjustment to the objective formula, were allocated to the Named Executive Officers who participated in the executive incentive program as follows: Christopher Christensen, $1,149,523, Suzanne Snapper, $765,621, and Gregory Stapley, $1,149,523. The bonus paid to Suzanne Snapper was divided into cash and shares of common stock of $494,946 and $270,675, respectively. The stock component, which was equal to 8,695 shares of the Company's common stock on the date of award, was paid in lieu of a cash bonus at the compensation committee's discretion in order to further strengthen the linkage between Ms. Snapper's interests and those of our stockholders.
Each year, our compensation committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the compensation committee has increased the amount of annual income before provision for income taxes that must be achieved in order to create the same bonus pool as the preceding year in order to increase the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the compensation committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward. The 2011 financial performance goals and bonus pool formula have been established by the compensation committee consistent with historical practices. In addition, the compensation committee has adopted a “clawback” policy that allows our Board to recover performance-based compensation paid to our executives under our executive incentive plan in certain circumstances where there has been a restatement of the Company's financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.

Long-Term Incentive Compensation.   We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards, and to this end, our Board of Directors has in the past administered our option plans consistently in terms of frequency and number of stock option grants. We have adopted the 2001 Stock Option, Deferred Stock and Restricted Stock Plan, the 2005 Stock Incentive Plan and the 2007 Omnibus Incentive Plan. These plans permit the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options and restricted stock. In addition, these stock options were historically exercisable for shares of restricted stock prior to the vesting of the stock option; however, we abandoned that practice with the adoption of the 2007 Omnibus Incentive Plan, although some of our option holders still have unvested and unexercised options under our 2001 and 2005 plans which may be exercised prior to vesting. Unvested shares of restricted stock are generally subject to repurchase by us in the event the employee's employment is terminated for any reason prior to the vesting of such shares. Some of the restricted stock agreements provided for termination of our repurchase right upon the consummation of our initial public offering.

Although we do not have formal stock ownership guidelines for our executives, in order to preserve the linkage between the interests of executives and other key personnel and those of stockholders, we focus on granting stock options to those executives and others who do not already have a significant level of stock ownership. Although historically we have not granted stock options or restricted awards to Christopher Christensen or Gregory Stapley, because each of them already has a significant level of stock ownership, we may decide to do so in the future if we believe it is necessary for incentive and retention purposes. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock based awards. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation, whereas if the total executive pool is greater than $2.0 million, for every dollar greater than $2.0 million, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards. The individuals receiving these awards will be required to hold them for two years from the end of the calendar year earned. The ownership and restriction on the restricted stock awards will not terminate upon separation of the individual from the Company.

Except with respect to grants to our directors and other stock grants issued pursuant to the executive incentive plan, the stock options and restricted stock awards that we grant generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. The Company has no policy requiring Named Executive Officers to hold options or restricted stock awards after vesting. If a recipient’s employment with us terminates, then the restricted stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Until vested, the restricted stock may not be transferred, and vested shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant dates of our stock options and restricted stock awards are generally the date our Board of Directors or compensation committee meets to approve such stock option grants or restricted stock awards. Our Board of Directors or compensation committee historically has approved stock-based awards at regularly scheduled meetings. Our Board of Directors and compensation committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement grant, regardless of whether or not our Board of Directors or compensation committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested.

Because of his large equity stake, we have never granted stock options or restricted stock to our President and Chief Executive Officer, Christopher Christensen. Mr. Christopher Christensen historically has made recommendations to our Compensation Committee and Board of Directors regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock-based awards or the timing of our stock-based awards, we have historically granted stock options or restricted stock to high-performing employees (i) in recognition of their individual achievements and contributions to our company, and (ii) in anticipation of their future service and achievements. The compensation committee awarded Ms. Suzanne Snapper 8,695 shares of our common stock in lieu of a cash bonus payable under our executive incentive plan to increase her level of stock ownership and to strengthen the linkage between her interests and those of our stockholders.

Other Compensation.   Our executives are eligible to receive the same benefits that are available to all employees. In addition, we pay the premiums to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. For 2010, Christopher Christensen received an automobile allowance of $15,900.
 Principal Economic Elements of Compensation for Presidents of Our Six Portfolio Companies

Base Salary.   We believe that while it is important for us to compensate the presidents of our portfolio companies competitively, we can encourage faster and more meaningful personal growth in these key leaders and better performance in their separate companies by keeping base salaries relatively low, while offering these executives a more entrepreneurial and professionally motivating experience through significant cash and stock incentives. The level of each president's base salary is generally determined based upon our performance, the president's performance, the respective portfolio company's overall performance, and considerations such as the cost of living in the markets they serve, among other things. Our management exercises discretion in deciding how to reflect these items in setting base salary. Material increases or decreases in a president's base salary are based upon these same factors, with decisions regarding any changes to base salary generally made on an annual basis.

Short-Term Cash Bonuses.   Presidents of our subsidiaries may earn cash bonuses by meeting clinical and financial measurements for their respective subsidiary. We establish a cash bonus program each year, pursuant to which the presidents of each of our subsidiaries may earn annual bonuses based upon their respective portfolio company's income before provision for income taxes. The amount of these bonuses increases as the respective subsidiary achieves certain targets in excess of a baseline measurement of annual income before provision for income taxes and such bonuses are not subject to a cap.

Unlike our executive bonus pool, the criteria used to determine the amounts of these bonuses, including the earnings targets and the percentage bonus amount that corresponds with such targets, are unique to each subsidiary as each subsidiary differs in size, geography and maturity. More specifically, certain of our subsidiaries have been operating the majority of their facilities in their portfolio for many years while others have several newly acquired facilities in their portfolio that are still in the transition process. In addition, management considers the historical performance of each subsidiary in establishing the baseline earnings target and requires increasingly better performance for presidents to earn the same bonus each year. As a result, there is significant variation in annual income for each subsidiary and in the growth targets used to calculate the presidents' bonuses. In the first quarter of each year, management presents to the compensation committee the objective formula establishing the amount, if any, that will be payable to the presidents of our subsidiaries. The formula below is an illustration of the average growth targets for all of our subsidiaries and the corresponding bonus calculation used in determining the cash bonus for the applicable president:

Average Percentage Changes In
Annual Income Before Provision for Income
Taxes ("EBT") for All Subsidiaries for 2010	Bonus Pool

Baseline EBT Target	$—
Increase Over Baseline EBT Target of 25.9%	Amount of EBT in Excess of Baseline EBT Target * 2.5%
Increase Over Baseline EBT Target of 44.7%	Amount of EBT in Excess of Prior EBT Target * 5.0%
Increase Over Baseline EBT Target of 69.1%	Amount of EBT in Excess of Prior EBT Target * 7.5%
Increase Over Baseline EBT Target of 93.6%	Amount of EBT in Excess of Prior EBT Target * 10.0%
Increase Over Baseline EBT Target of 124.9%	Amount of EBT in Excess of Prior EBT Target * 12.5%
Increase Over Baseline EBT Target of 156.1%	Amount of EBT in Excess of Prior EBT Target * 15.0%
Increase Over Baseline EBT Target of 192.1%	Amount of EBT in Excess of Prior EBT Target * 17.5%
Increase Over Baseline EBT Target of 210.3%	Amount of EBT in Excess of Prior EBT Target * 20.0%

These short-term cash bonuses are discretionary and the financial measurements set forth in the formula are part of a multi-factor determination that is designed to reward the presidents that, in management's view, have contributed to the achievement of the Company's financial and clinical objectives. The clinical measures that management considers include factors such as the president's contribution to achieving positive survey results, and positive patient and resident feedback. Management also reviews and considers feedback from other employees regarding the president's performance. These bonuses are also subject to a clawback in certain circumstances where there has been a restatement of the Company's financial results or where subsequent events diminish the performance metrics, upon which the bonuses were based. For their performance during the 2010 fiscal year, we paid the six presidents of our six principal portfolio companies an aggregate of approximately $2.8 million in cash bonuses, compared to an aggregate of approximately $1.3 million paid to the six presidents for the 2009 fiscal year.

Long-Term Incentive Compensation.   Two of the main objectives of placing presidents over separate portfolio companies were to enhance our ownership culture and to preserve and extend the entrepreneurial spirit that we believe has been crucial to our success to date. We encourage long-term performance by our presidents through the use of stock-based awards, and our Board of Directors has made significant stock option grants to these presidents. Each of the stock options issued pursuant to our 2001 and 2005 plans may be exercised for shares of restricted stock prior to the vesting of the stock option. With some exceptions (such as in the event of death or disability), such shares of restricted stock are subject to repurchase by us in the event the president's employment is terminated for any reason prior to the vesting of such shares. Except with respect to grants to our directors, the stock options and restricted stock awards that we grant generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. If a recipient’s employment with us terminates, then the restricted stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Until vested, the restricted stock may not be transferred, and vested shares are subject to our insider trading policy. The exercise price of our stock options is the fair market value of our common stock on the grant date as determined by the closing price of our common stock on the NASDAQ Global Select Market on the grant date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested. .

Other Compensation.   Our presidents are eligible to receive the same benefits that are available to all employees. With the exception of a small car allowance currently provided to our presidents, we do not have programs for providing perquisites or other personal benefits to presidents other than what is provided to a broad range of employees. For 2010, Covey Christensen received an automobile allowance of $11,000.

Principal Elements of Director Compensation

We do not compensate our non-employee directors other than for their service on our Board of Directors or its committees. Historically, we have compensated our non-employee board members based upon what we considered to be fair compensation without considering compensation paid by other companies. Compensation for board and committee service is now partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the skilled nursing industry. To establish board compensation, our compensation committee reviews the published director compensation information of other skilled nursing companies, including National Healthcare Corporation, Sun Healthcare Group, Inc., Kindred Healthcare, Inc. and Skilled Healthcare Group, Inc. Based on these reviews, the compensation committee set its annual retainers for outside directors and the chairman of the board, payments for board and committee meeting attendance, and retainers to the chairpersons of each committee at levels that we believe are comparable to the median cash compensation paid to directors of these companies, except that we believe that (i) the cash compensation payable to the chairperson of our audit committee is more than the median compensation paid to audit committee chairpersons of these other companies, and (ii) the cash compensation payable to the chairman of our board is approximately equal to or less than the median cash compensation paid to the chairpersons of the boards of directors of these other companies who receive compensation for their role as chairpersons of the board and who are not also serving as the chief executive officers of such companies. We have employed this methodology to set compensation for our non-employee directors for 2010.

Prior to completing our initial public offering in 2007 we made only two stock option grants to our non-employee directors, which vested immediately upon the grant date. In addition, Thomas Maloof purchased 100,000 shares of restricted stock for $6,250 on August 3, 2000. Our 2007 Omnibus Incentive Plan contains an automatic stock grant program for our directors. Pursuant to the automatic stock grant program, Class I non-employee directors will each receive an award of 667 shares of common stock on the 15th day of the month subsequent to the quarter end for each quarter in their three-year terms, ending with the earlier of (i) the second fiscal quarter of the 2011 fiscal year or (ii) cessation of such board member's service on the board for any reason. Beginning with the third fiscal quarter of the 2011 fiscal year, each Class I non-employee director will each receive an award of 1,000 shares for each quarter of service. Class III non-employee directors will each received an award of 667 shares of common stock on the 15th day of the month subsequent to the quarter end for each quarter in their three-year terms, ending with the earlier of (i) the second fiscal quarter of the 2010 fiscal year or (ii) cessation of such board member's service on the board for any reason. Beginning with the third fiscal quarter of the 2010 fiscal year, each Class III non-employee director will receive an award of 1,000 shares for each quarter of service. Class II non-employee directors will each receive an award of 1,000 shares of common stock on the 15th day of the month subsequent to quarter end for each quarter of their three-year terms. Directors elected to fill less than a three-year term will receive a pro rata award. Our Board of Directors and compensation committee considered the total compensation paid to directors of the companies named above in deciding to award these automatic stock awards. However, our Board of Directors and compensation committee determined the amount of stock awards based upon what they considered to be an appropriate incentive for board service to our company, and they did not attempt to base this number upon the number awarded to directors of these other companies. Our Board has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the board. For example, in 2008, the board determined that Mr. Nackel should receive a grant of 12,000 options scheduled to vest over his initial three-year term, as a sign-on incentive in addition to the automatic grant of 12,000 options made to directors in 2008 and other regular compensation for board service. These options were issued at an exercise price equal to the closing price of our stock on the grant date.

Tax Treatment of Compensation

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our principal executive officer and to each of our three most highly compensated officers (other than our principal financial officer) to $1.0 million per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of performance-based compensation. To maintain flexibility in compensating executive officers in a manner designed to promote evolving corporate goals, the compensation committee reserves the right to recommend and award compensation that is not deductible under Section 162(m). Our payments in fiscal 2010 were considered qualified performance-based compensation under Section 162(m).

In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer's total compensation to exceed $1.0 million. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1.0 million cap on deductibility. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the compensation committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by:

John G. Nackel (Chair)
Thomas A. Maloof
Dr. Antoinette T. Hubenette
Van R. Johnson
Members of the Compensation Committee

Executive Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2010 by our Named Executive Officers. We have not entered into any employment agreements with our executive officers. For a discussion of the compensation of our directors, see “Director Compensation” described in Proposal 1 above.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)(2)	Option Awards(3)	Stock Awards (4)	Non-Equity Incentive Plan Compensation ($)		Other Compensation ($)		Total ($)

Christopher R. Christensen	2010	413,218	1,149,523	—	—	—		17,609	(7)	1,580,350
Chief Executive Officer	2009	410,531	498,342	—	—	—		17,758		926,631
and President	2008	393,750	575,189	—	—	—		17,719		986,658
Suzanne D. Snapper	2010	250,419	494,946	—	379,375	—		1,077	(8)	1,125,817
Chief Financial Officer	2009	232,100	227,594	289,831	—	—		1,101		750,626
	—	—	—	—	—	—		—		—
Gregory K. Stapley	2010	344,803	1,149,523	—	—	—		1,767	(9)	1,496,093
Executive Vice President	2009	342,552	498,342	—	—	—		1,909		842,803
and Secretary	2008	328,125	575,189	—	—	—		1,801		905,115
Beverly B. Wittekind	2010	318,070	—	—	27,045	90,000	(5)	1,889	(10)	437,004
Vice President and	2009	234,400	—	57,333	—	40,000		1,437		333,170
General Counsel	—	—	—	—	—	—		—		—
Covey C. Christensen	2010	197,361	—	—	—	697,865	(6)	12,070	(11)	907,296
President, The	2009	196,154	—	98,466	—	412,979		11,481		719,080
Flagstone Group, Inc.	2008	185,159	—	276,282	—	479,381		13,292		954,114

(1)	This column reflects the years in which the individuals named were Named Executive Officers. Suzanne Snapper and Beverly Wittekind were not Named Executive Officers during fiscal year 2008.

(2)
The amounts shown in this column constitute the cash bonuses made to certain Named Executive Officers. Christopher Christensen, Suzanne Snapper and Gregory Stapley participated in our executive incentive program. These awards are discussed in further detail under the heading “Principal Elements of Executive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. In 2009, Suzanne Snapper participated in our discretionary bonus program for all non-executive employees for the period of time which she did not act as the Chief Financial Officer of the Company. Bonuses received under the Company's discretionary bonus pool for Suzanne Snapper were $83,797 in 2009.

(3)
The amounts shown are the amounts of compensation cost to be recognized by us related to options to purchase common stock which were granted during fiscal year 2010, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)
The amounts shown are the amounts of compensation cost to be recognized by us related to restricted stock awards which were granted during fiscal year 2010, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. In addition, a portion of the bonus paid to Suzanne Snapper in 2010 was in the form of stock awards. See further discussion under "Principal Economic Elements of Executive Compensation - Annual Cash Bonus".

(5)	Beverly Wittekind participated in our discretionary bonus program for employees.

(6)
Covey Christensen participated in our bonus program for presidents of our portfolio companies. These awards are discussed in further detail under the heading “Elements of Compensation for Presidents of Our Six Portfolio Companies” in the Compensation Discussion and Analysis section of this Proxy Statement.

(7)
Consists of term life insurance and accidental death and dismemberment insurance payments of $59, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,650, and a car allowance of $15,900.

(8)	Consists of term life insurance and accidental death and dismemberment insurance payments of $34 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,043.

(9)	Consists of term life and accidental death and dismemberment insurance payments of $47 and a matching contribution to The Ensign Group, Inc. 401(k) retirement program of $1,720.

(10)	Consists of term life and accidental death and dismemberment insurance payments of $44 and a matching contribution to The Ensign Group, Inc. 401(k) retirement program of $1,845.

(11)
Consists of term life insurance and accidental death and dismemberment insurance payments of $29, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,041 and a car allowance of $11,000.

Grants of Plan-Based Awards - 2010

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2010.

						All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)

Christopher R. Christensen	—	—	—		—	—	—	—
Chief Executive Officer
and President
Suzanne D. Snapper	5/25/2010	—	—		—	2,000	—	36,060	(2)
Chief Financial Officer	10/14/2010	—	—		—	4,000	—	72,640	(2)
Gregory K. Stapley	—	—	—		—	—	—	—
Executive Vice President
and Secretary
Beverly B. Wittekind	5/25/2010	—	—		—	1,500	—	27,045	(2)
Vice President and
General Counsel
Covey C. Christensen	—	—	0	(1)	—	—	—	—
President, The		—	—		—	—	—	—
Flagstone Group, Inc.

(1)
Covey Christensen participated in our bonus program for the presidents of our portfolio companies. Presidents of our portfolio companies may earn cash bonuses for their respective subsidiaries meeting clinical standards and financial milestones pursuant to a predetermined formula based upon their respective subsidiaries' income before provision for income taxes. This bonus program does not provide for threshold or maximum payout amounts. The amount reported in the target performance column is derived by inputting the results of the applicable subsidiary from fiscal 2009 into the formula used in 2010 and computing what the payout would be in 2010 if such subsidiary had the same results in 2010 that it had in 2009. This amount may or may not be indicative of the probable result for 2010. The actual bonus amounts earned by Covey Christensen in 2010 is shown in the “Summary Compensation Table” above.

(2)
The amounts shown are the aggregate fair value of the restricted stock awards which were granted in fiscal year 2010, which will be recognized over the five year vesting period, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2010.

Outstanding Equity Awards at Fiscal Year-End - 2010

The following table lists the outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2010.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)(2)		(#)(2)		(#)	($)	Date	(#)	($)(3)	(#)		($)

Christopher R. Christensen	—		—		—	—	—	—	—	—		—
Chief Executive Officer
and President
Suzanne D. Snapper	7,000	(4)	10,500	(4)	—	11.03	1/21/18	—	—	—		—
Chief Financial Officer	2,800	(5)	4,200	(5)	—	12.00	7/30/18	—	—	—		—
	2,400	(6)	3,600	(6)	—	14.87	10/28/18	—	—	—		—
	1,200	(7)	4,800	(7)	—	16.70	1/28/19	—	—	—		—
	3,000	(8)	12,000	(8)	—	15.50	4/29/19	—	—	—		—
	1,200	(9)	4,800	(9)	—	15.92	7/22/19	—	—	—		—
	2,000	(10)	8,000	(10)	—	14.88	12/16/19	—	—	—		—
	—		—		—	—	—	—	—	2,000	(11)	—
	—		—		—	—	—	—	—	4,000	(12)	—
Gregory K. Stapley	—		—		—	—	—	—	—	—		—
Executive Vice President
and Secretary
Beverly B. Wittekind	4,000	(13)	—		—	0.81	11/18/13	—	—	—		—
Vice President and	10,000	(14)	—		—	5.75	10/31/15	—	—	—		—
General Counsel	5,000	(15)	—		—	7.50	7/25/16	—	—	—		—
	1,600	(16)	2,400	(16)	—	11.03	1/21/18	—	—	—		—
	600	(17)	2,400	(17)	—	16.70	1/28/19	—	—	—		—
	800	(18)	3,200	(18)	—	15.92	7/22/19	—	—	—		—
	—		—		—	—	—	—	—	1,500	(19)
Covey C. Christensen	8,000	(20)	—		—	5.75	10/31/15	—	—	—		—
President, The Flagstone	4,000	(21)	—		—	7.50	7/25/16	—	—	—		—
Group, Inc.	18,000	(22)	27,000	(22)	—	11.03	1/21/18	—	—	—		—
	4,000	(23)	6,000	(23)	—	14.87	10/28/18	—	—	—		—
	1,200	(24)	4,800	(24)	—	16.70	1/28/19	—	—	—		—
	1,200	(25)	4,800	(25)	—	15.92	7/22/19	—	—	—		—

(1)	All options granted under the Company's 2001 and 2005 Plans, held by our Named Executive Officers, may be early exercised.

(2)
Options vest in equal annual installments (20% each year) on the anniversary of the date of grant with the exercised portion of partially exercised options vesting prior to the unexercised portion of such options.

(3)	The market value of these shares at December 31, 2010 was $24.87.

(4)	Represents stock options granted on January 22, 2008 to purchase up to 17,500 shares, of which 7,000 were vested as of December 31, 2010.

(5)	Represents stock options granted on July 31, 2008 to purchase up to 7,000 shares, of which 2,800 were vested as of December 31, 2010.

(6)	Represents stock options granted on October 29, 2008 to purchase up to 6,000 shares, of which 2,400 were vested as of December 31, 2010.

(7)	Represents stock options granted on January 29, 2009 to purchase up to 6,000 shares, of which 1,200 were vested as of December 31, 2010.

(8)	Represents stock options granted on April 30, 2009 to purchase up to 15,000 shares, of which 3,000 were vested as of December 31, 2010.

(9)	Represents stock options granted on July 23, 2009 to purchase up to 6,000 shares, of which 1,200 were vested as of December 31, 2010.

(10)	Represents stock options granted on December 17, 2009 to purchase up to 10,000 shares, of which 2,000 were vested as of December 31, 2010.

(11)	Represents restricted stock awards granted on May 25, 2010, of which 0 were vested as of December 31, 2010. These awards do not expire.

(12)	Represents restricted stock awards granted on October 14, 2010, of which 0 were vested as of December 31, 2010. These awards to not expire.

(13)	Represents stock options granted on November 19, 2003 to purchase up to 16,000 shares, of which 12,000 were exercised and the remaining 4,000 were vested as of December 31, 2010.

(14)	Represents stock options granted on November 1, 2005 to purchase up to 10,000 shares, which were fully vested as of December 31, 2010.

(15)	Represents stock options granted July 26, 2006 to purchase up to 5,000 shares, of which 4,000 shares were vested as of December 31, 2010.

(16)	Represents stock options granted on January 22, 2008 to purchase up to 4,000 shares, of which 1,600 were vested as of December 31, 2010.

(17)	Represents stock options granted on January 29, 2009 to purchase up to 3,000 shares, of which 600 were vested as of December 31, 2010.

(18)	Represents stock options granted on July 23, 2009 to purchase up to 4,000 shares, of which 800 were vested as of December 31, 2010.

(19)	Represents restricted stock awards granted on May 25, 2010, of which 0 were vested as of December 31, 2010. These awards to not expire.

(20)	Represents stock options granted November 1, 2005 to purchase up to 8,000 shares, which were fully vested as of December 31, 2010.

(21)	Represents stock options granted on July 26, 2006 to purchase up to 4,000 shares, of which 3,200 were vested as of December 31, 2010.

(22)	Represents stock options granted on January 22, 2008 to purchase up to 45,000 shares, of which 18,000 were vested as of December 31, 2010.

(23)	Represents stock options granted on October 29, 2008 to purchase up to 10,000 shares, of which 4,000 were vested as of December 31, 2010.

(24)	Represents stock options granted on January 29, 2009 to purchase up to 6,000 shares, of which 1,200 were vested as of December 31, 2010.

(25)	Represents stock options granted on July 23, 2009 to purchase up to 6,000 shares, of which 1,200 were vested as of December 31, 2010.

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our Named Executive Officers, changes in their compensation or a change in control. However, the administrator of our equity incentive plans has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Messrs. John G. Nackel, Thomas A. Maloof, Van R. Johnson and Dr. Antoinette T. Hubenette. None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2010 has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

We maintain our 2001 Stock Option, Deferred Stock and Restricted Stock Plan, our 2005 Stock Incentive Plan and our 2007 Omnibus Incentive Plan.

The following table provides information about equity awards under our equity compensation plans as of December 31, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	$1,904,251	$11.55	$1,285,314	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	$1,904,251	$11.55	$1,285,314

(1)
The 2007 Omnibus Incentive Plan (the “2007 Plan) incorporates an evergreen formula pursuant to which on each January 1, the aggregate number of shares reserved for issuance under the 2007 Plan will increase by a number of shares equal to (i) the lesser of 1,000,000 shares of common stock or (ii) 2% of the number of shares outstanding as of the last day of the immediately preceding fiscal year or (iii) such lesser number as determined by our Board of Directors.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, (“Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For example:

•	We discourage excessive risk taking by our employees by establishing compensation policies and programs that balance short-term incentives with long-term growth.

•
Annual and short-term cash bonuses are based on multiple performance metrics that are consistent with our long-term goals. In particular, annual bonuses are based on the achievement of certain financial performance goals tied to our overall performance and individual performance goals such as positive survey results, high clinical quality standards, positive patient feedback and feedback from other employees. We believe that this balanced approach discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health.

•
Management or the compensation committee, as applicable, generally has discretion to adjust annual incentive compensation upward or downward for quality of performance or other factors other than our financial performance. In the past, the compensation committee has awarded bonuses that were less than the bonus amount resulting from the predetermined formula it establishes as a result of not achieving our goals regarding clinical performance.

•
Our long-term equity incentive awards are designed to directly align the interests of our employees with long-term stockholder interests. We encourage long-term performance by our executives and employees at every level in the organization through the use of stock-based awards with multi-year vesting schedules. We believe that long-term performance is achieved through an ownership culture and that equity incentive awards reward performance without incentivizing inappropriate risk taking. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation, whereas if the total executive pool is greater than $2.0 million, for every dollar greater than $2.0 million, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards.

•
Our compensation committee adopted a “clawback” policy that allows our Board to recover performance-based compensation paid to our executives and the presidents of our subsidiaries in certain circumstances where there has been a restatement of our financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.

•	We periodically benchmark our compensation programs and overall compensation structure to be consistent with companies in the skilled nursing industry.

•	Our compensation committee oversees our compensation policies and practices and is responsible for reviewing and approving compensation of our executive officers.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the compensation committee of the Board of Directors.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides that stockholders be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as provided for in Proposal 3 above. By voting on this Proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, stockholders may abstain from voting. The Dodd-Frank Act requires us to hold an advisory vote on frequency at least once every six years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for us. In formulating its recommendation, our Board of Directors considered that a triennial advisory vote will allow the effectiveness of our compensation program to be judged over time. It is important that our executive compensation programs support our long-term business strategy and drive long-term financial performance, which are more appropriately assessed in a three-year timeframe. Our compensation programs and philosophies do not change significantly from year to year and we seek to be consistent. When we do implement changes, a more frequent vote would not allow for changes to be in place long enough to evaluate whether the changes were effective. A three-year interval will provide the most effective timeframe for us to assess stockholder feedback, engage with stockholders to understand the vote results and implement changes to our compensation program that are responsive to stockholder concerns. Similarly, stockholders who have interests in many companies may not be able to devote sufficient time on a more frequent basis to meaningfully review the pay practices for all of their holdings. Therefore, our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory stockholder vote to approve the compensation of the named executive officers.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Unless instructed to the contrary, the shares represented by proxies will be voted FOR a triennial advisory vote on executive compensation. This advisory vote is not binding on us or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation. Because this vote is advisory and not binding on us or our Board of Directors, the Board of Directors may decide that it is in the best interests of the Company and our stockholders to hold an advisory vote on executive compensation less frequently than the option approved by our stockholders.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR THE OPTION OF EVERY THREE YEARS as the frequency with which stockholders are provided an advisory vote on the compensation of named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 31, 2011 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following March 31, 2011 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 20,897,738 shares of common stock outstanding as of March 31, 2011. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class

Named Executive Officers And Directors:
Christopher R. Christensen(2)	1,447,171	6.9%
Suzanne D. Snapper(3)	43,495	*
Gregory K. Stapley(4)	822,334	3.9%
Beverly B. Wittekind(5)	54,400	*

Covey C. Christensen(6)	217,300	1.0%
Roy E. Christensen(7)	2,041,924	9.8%
Antoinette T. Hubenette (8)	17,478	*
Thomas A. Maloof (9)	48,843	*
John G. Nackel(10)	31,669	*
Van R. Johnson	4,000	*
All Executive Officers and Directors as a Group (10 Persons)(11)	4,728,514	22.6%
Other Five Percent Stockholders:

Heartland Advisors, Inc.(12)	1,102,100	5.3%

*	Means less than 1%.

(1)	Includes shares of restricted stock. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us.

(2)
Represents 1,441,000 shares held by Hobble Creek Investments, of which Christopher Christensen is the sole member, 2,171 shares held by Christopher Christensen's spouse, and 4,000 shares held by Mr. Christensen's former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen's former spouse holds voting and investment power over the shares held for their children.

(3)
Represents 8,695 shares and 7,500 restricted shares, each held by Ms. Snapper directly. Includes options to purchase 27,300 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2011.

(4)
Represents 746,284 shares held by the Stapley Family Trust dated April 25, 2006, 28,700 shares held by Deborah Stapley as custodian for the minor children of Gregory Stapley and Deborah Stapley under the California Uniform Transfers to Minor Act, 2,350 shares held by a dependent daughter and 45,000 shares held by the Marian K. Stapley Revocable Trust dated April 29,1965, of which Mr. Stapley is trustee. Mr. Stapley and his spouse share voting and investment power over the shares held by the Stapley Family Trust, Mr. Stapley's spouse holds voting and investment power over the shares held for their minor children and Mr. Stapley holds, as trustee, voting and investment power over the shares held by the Marian K. Stapley Revocable Trust.

(5)	Includes stock options to purchase 22,400 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2011.

(6)	Includes stock options to purchase 45,800 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2011.

(7)	Represents 2,041,924 shares held by the Christensen Family Trust dated August 17, 1992. Mr. Christensen and his spouse share voting and investment power over the Christensen Family Trust.

(8)	Includes stock options to purchase 12,000 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2011.

(9)	Includes stock options to purchase 12,000 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2011.

(10)
Represents 7,000 shares held by the Nackel Family Trust dated June 30, 1997. Mr. Nackel and his spouse share voting power and investment power over the Nackel Family Trust. Includes stock options to purchase 16,000 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2011.

(11)	Includes stock options to purchase 135,500 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2011.

(12)
Represents beneficial ownership as of December 31, 2010 as reported on Schedule 13G filed by Heartland Advisors, Inc. on February 10, 2011, which indicates that Heartland Advisors, Inc. held 1,102,100 shares. The business address of Heartland Advisors, Inc. is 789 N. Water St., Milwaukee, WI 53202.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2010, with the exception of late filings by Mr. Van Johnson of Form 4s with respect to two (2) transactions, and by Ms. Suzanne Snapper, Ms. Beverley Wittekind and Mr. Covey C. Christensen of Form 4s with respect to one (1) transaction, each of which were subsequently reported on a Form 4 shortly after the occurrence of such transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2010, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Compensation Discussion and Analysis” and the transactions described below.

Family Relationships

David Sedgwick is the brother-in-law of Gregory Stapley. David Sedgwick has served as our Vice President of Organizational Development since December 2006. Mr. Sedgwick joined Ensign in 2001, and from September 2002 to December 2006, he served as an administrator at several of our operating facilities. As Vice President of Organizational Development, Mr. Sedgwick is responsible for Ensign University, our training and professional growth program, and a key element of our talent-driven management approach. Mr. Sedgwick is also currently leading a number of employee and customer satisfaction and quality initiatives within our organization. From January 1, 2010 through December 31, 2010, we paid David Sedgwick total cash compensation of $412,391. Total cash compensation included a bonus of $366,310, which was paid in cash and stock awards. Of the $366,310, $289,263 was paid in stock awards, or 2,475 stock awards. On March 11, 2010, we granted David Sedgwick 5,000 non-qualified stock options with an exercise price of $17.47 per share that vest over a five-year period from the grant date for aggregate stock compensation of $44,293.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors, officers and certain key employees. These indemnification agreements, along with our amended and restated certificate of incorporation and amended and restated bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

The audit committee has approved or ratified all of the transactions described in “Certain Relationships and Related Party Transactions.” We expect our audit committee will review potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 14, 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest.

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, pursuant to the policy, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or its chair. Pursuant to the policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the policy, no member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.
STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our amended and restated bylaws. Stockholder proposals that are intended to be presented at our 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 22, 2011, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our amended and restated bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our current amended and restated bylaws, the deadline for submitting a stockholder proposal or a nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which we publicly disclosure the date of the meeting, whichever occurs first.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our amended and restated bylaws and conditions established by the SEC.

OTHER MATTERS

We do not know of any business, other than described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Any interested party may inspect information we have filed, without charge, at the public reference facilities of the SEC at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. In addition, the SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov . The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2011, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO GREGORY K. STAPLEY, SECRETARY, THE ENSIGN GROUP, INC., 27101 PUERTA REAL, SUITE 450, MISSION VIEJO, CALIFORNIA 92691.

PROXY
THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450, Mission Viejo, California 92691
ANNUAL MEETING OF STOCKHOLDERS, THURSDAY, MAY 26, 2011
(This Proxy is Solicited on Behalf of the Board of Directors)
The undersigned hereby appoints Christopher R. Christensen and Gregory K. Stapley, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Ensign Group, Inc. (“Ensign”) held of record by the undersigned on April 13, 2011 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Ensign's Southland Care Center and Home facility, located at 11701 Studebaker Road, Norwalk, California 90650 at 10:00 a.m. PDT, on Thursday, May 26, 2011 and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2010, which were furnished with this proxy.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER
MEETING TO BE HELD ON MAY 26, 2011:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.CFPPROXY/6359
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the director nominees listed in Proposal 1, FOR Proposals 2 and 3, and FOR “3 Years” for Proposal 4.

1	ELECTION OF CLASS III DIRECTORS as follows:

	NOMINEE: Roy E. Christensen, for a three-year term.	☐ FOR	☐ WITHHOLD

NOMINEE: John G. Nackel, for a three-year term.	☐ FOR	☐ WITHHOLD

2	RATIFICATION OF APPOINTMENT OF THE DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3	ADVISORY VOTE ON EXECUTIVE COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4	ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

5
In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS				☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐

Share:

Name:		Acct #:

Address:

Signature

	Signature	Date:

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.